Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
of Valero Energy Corporation and subsidiaries:
We consent to the incorporation by reference in the registration statements, as amended, on Form S-3 (Registration No. 333-116668) and Form S-8 (Registration Nos. 333-31709, 333-31721, 333-31723, 333-31727, 333-81858, 333-106620, 333-118731, 333-125082, 333-129032 and 333-136333) of Valero Energy Corporation and subsidiaries, of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Valero Energy Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Valero Energy Corporation and subsidiaries.
Our report on the consolidated financial statements refers to changes in the method of accounting for purchases and sales of inventory with the same counterparty and stock compensation in 2006.
/s/ KPMG LLP
San Antonio, Texas
February 27, 2008